Exhibit 99.1

KKR Financial Holdings LLC Announces Fourth Quarter and Full Year 2011 Financial Results and a Quarterly Distribution of $0.18 per Common Share and an Annual Special Distribution of $0.08 per Common Share

SAN FRANCISCO, CA, February 6, 2012—KKR Financial Holdings LLC (NYSE: KFN) (“KFN” or the “Company”) today announced its results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter and Full Year 2011 Highlights

•                  Net income for the fourth quarter and year ended December 31, 2011 totaled $77.0 million, or $0.43 per diluted common share, and $318.1 million, or $1.75 per diluted common share, respectively.

•                  Declared a quarterly cash distribution of $0.18 per common share for the fourth quarter of 2011 and an annual special cash distribution of $0.08 per common share for the year ended December 31, 2011.

•                  Book value per common share of $9.41 as of December 31, 2011 as compared to book value per common share of $9.14 as of September 30, 2011 and $9.24 as of December 31, 2010.

•                  Completed a $258.8 million 30-year 8.375% senior note offering that generated $250.7 million of net proceeds for the Company.

For the fourth quarter and full year ended December 31, 2011, KFN reported net income of $77.0 million, or $0.43 per diluted common share, and $318.1 million, or $1.75 per diluted common share, respectively. Comparatively, for the fourth quarter and year ended December 31, 2010, KFN reported net income of $78.2 million, or $0.48 per diluted common share, and $371.1 million, or $2.32 per diluted common share, respectively.

KFN’s fourth quarter 2011 results included net investment income of $90.0 million, other income of $13.7 million and non-investment expenses of $27.1 million. Comparatively, KFN’s fourth quarter 2010 results reflected net investment income of $81.0 million, other income of $22.4 million and non-investment expenses of $25.0 million. Net investment income increased $9.0 million from the fourth quarter ended December 31, 2010 to 2011 primarily due to an increase in net revenue earned on the Company’s working and royalty interests in oil and gas properties of $10.0 million, as well as the absence of a provision for loan losses recorded in the fourth quarter of 2010. These two factors were partially offset by a reduction in accelerated accretion income, included in loan and securities interest income, from prepayments on the Company’s corporate debt portfolio of $14.2 million. Other income decreased $8.7 million from the fourth quarter ended December 31, 2010 to 2011 primarily due to a reduction in net realized and unrealized gains on investments of $9.7 million.

KFN’s results for the full year ended December 31, 2011 included net investment income of $344.8 million, other income of $93.4 million and non-investment expenses of $112.1 million. Comparatively, KFN’s results for the year ended December 31, 2010 included net investment income of $319.4 million, other income of $143.4 million and non-investment expenses of $91.0 million. The $25.4 million year over year increase in net investment income was primarily driven by an increase in net revenue earned on the Company’s oil and gas properties of $28.8 million. Correspondingly, the $21.2 million increase in non-investment expenses year over year was primarily driven by expenses incurred on the Company’s oil and gas properties, including acquisition related costs, of $20.2 million during 2011. Other income for the year ended December 31, 2010 compared to 2011 decreased $49.9 million primarily due to an aggregate one-time gain on extinguishment of debt totaling $38.7 million recorded during 2010, related to the purchase of certain mezzanine and subordinated notes issued by two of the Company’s CLO subsidiaries.

Portfolio Activity

Natural Resources Strategy

During the fourth quarter of 2011, the Company deployed or committed to deploy approximately $120 million of capital to three transactions through the Company’s natural resources strategy. The first was an approximate $65 million investment in a joint venture with Quicksilver Resources to form a midstream partnership dedicated to the acquisition of existing pipelines, and construction and operation of additional natural gas midstream pipelines and treatment facilities in the Horn River basin in Western Canada. This investment carries with it a 15% contractual return including return of principal over ten years plus the terminal value in year ten of the pipelines and treatment plant.

Second, during the fourth quarter of 2011, the Company committed approximately $70 million to acquire working interests in conventional oil and gas properties located in East Texas, Louisiana and Mississippi. The assets consist of interests in over 625 active producing wells across over 48,000 acres in over 20 distinct fields. The acquisition of these working interests was completed in January 2012 and was partially funded with approximately $41.5 million of cash and $28.5 million of borrowings through the Company’s non-recourse asset-based natural resources credit facility.

Finally, during the fourth quarter of 2011, the Company deployed $15.0 million of capital to acquire a private equity investment in Samson Investment Company, one of the largest private exploration and production companies in the United States.

Special Situations Strategy

During the fourth quarter of 2011, the Company deployed or committed to deploy approximately $45 million to several different special situations distressed opportunities, predominantly in Europe. In addition, during the quarter, the Company recorded a $5.0 million gain from the exit of a $13.6 million special situations investment made in the distressed senior debt of an Australian headquartered scrap metal recycling business. The $5.0 million gain combined with interest income received during the holding period of the debt resulted in a 75% internal rate of return from the date of acquisition in March 2011 through the exit date.

Senior Notes Offering

During the fourth quarter ended December 31, 2011, following the receipt of a BBB rating from Fitch Ratings and a BBB- rating from Standard & Poor’s, the Company issued $225.0 million par amount of 8.375% Senior Notes due November 15, 2041 (“8.375% Notes”), resulting in net proceeds of $218.0 million. The Company also granted the underwriters an option to purchase up to an additional $33.8 million par amount of 8.375% Notes solely to cover over-allotments, which was exercised in full, resulting in net proceeds of $32.7 million.  The total net proceeds from this offering of $250.7 million will be used to repurchase or repay a portion of the Company’s existing senior indebtedness and for general corporate purposes.

Book Value

Book value per share increased to $9.41 from $9.14 as of September 30, 2011 and $9.24 as of December 31, 2010. The increase in book value per share from September 30, 2011 was primarily driven by the Company’s earnings for the fourth quarter of $0.43 per diluted common share, primarily offset by the Company’s distribution to shareholders for the third quarter of 2011 of $0.18 per common share.

Distributions

On February 2, 2012, the Company’s board of directors declared a cash distribution of $0.18 per common share for the quarter ended December 31, 2011. The distribution is payable on March 1, 2012 to common shareholders of record as of the close of business on February 16, 2012.

In addition, on February 2, 2012, the Company’s board of directors declared an annual special distribution of $0.08 per common share for the year ended December 31, 2011. The distribution is payable on March 29, 2012 to common shareholders of record as of the close of business on March 15, 2012.  Consistent with the Company’s distribution policy, the Company’s board of directors considered a number of factors in determining to declare this special distribution, including current market conditions, existing restrictions in the Company’s borrowing agreements, the amount of ordinary taxable income or loss earned by the Company, gains or losses the Company recognized on the disposition of assets and the Company’s liquidity.

Information for Investors: Conference Call and Webcast

The Company will host a conference call and audio webcast to review its results for the fourth quarter ended December 31, 2011 on February 6, 2012, at 2:00 p.m. PT (5:00 p.m. ET). The conference call may be accessed by dialing (888) 215-6894 (Domestic) or +1 (913) 981-4905 (International); a pass code is not required. A telephonic replay of the call will be available through February 20, 2012 by dialing (888) 203-1112 (Domestic) and +1 (719) 457-0820 (International) / pass code 6184837. Supplemental materials that will be discussed during the call and the live audio web cast will be available in the Investor Relations section of the Company’s website at http://ir.kkr.com/kfn_ir/kfn_events.cfm. An audio replay of the web cast will be archived in the Investor Relations section of the Company’s website at http://ir.kkr.com/kfn_ir/kfn_events.cfm.

From time to time the Company may use its website as a channel of distribution of material company information. Financial and other important information regarding the Company is routinely posted on and accessible at the Investor Relations section for KFN at www.kkr.com. In addition, you may automatically receive email alerts and other information about the Company by enrolling your email by visiting the “Email Alerts” area in KFN’s Investor Relations section.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority-owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  Additional information regarding KFN is available at http://www.kkr.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regards to the use of proceeds from the Company’s debt offering in the quarter ended December 31, 2011. These forward-looking statements are based on information available to the Company as of the date of this press release and actual results may differ. These forward-looking statements involve known and unknown risks, uncertainties and other factors beyond the Company’s control. Any forward-looking statements speak only as of the date of this press release and the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 3, 2011.

Schedule I

KKR Financial Holdings LLC

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three months ended December 31, 2011	For the three months ended December 31, 2010	For the year ended December 31, 2011	For the year ended December 31, 2010
Net investment income:
Loan interest income	$101,644	$114,822	$418,142	$397,634
Securities interest income	23,079	25,328	87,851	104,395
Other investment income	11,685	1,244	36,028	3,330
Total investment income	136,408	141,394	542,021	505,359
Interest expense	35,906	31,298	133,609	131,700
Interest expense to affiliates	10,532	8,080	49,458	25,152
Provision for loan losses	—	21,034	14,194	29,121
Net investment income	89,970	80,982	344,760	319,386
Other income:
Net realized and unrealized gain on investments	15,761	25,506	88,955	108,553
Net realized and unrealized loss on derivatives and foreign exchange	(3,517)	(1,257)	(3,812)	(4,694)
Net realized and unrealized gain (loss) on residential mortgage-backed securities, residential mortgage loans, and residential mortgage-backed securities issued, carried at estimated fair value	680	(3,632)	2,825	(11,396)
Net (loss) gain on restructuring and extinguishment of debt	—	—	(1,736)	39,999
Other income	815	1,805	7,215	10,890
Total other income	13,739	22,422	93,447	143,352
Non-investment expenses:
Related party management compensation	14,471	16,607	68,185	69,125
General, administrative and directors expenses	10,649	6,389	37,741	16,516
Professional services	1,941	1,996	6,198	5,331
Total non-investment expenses	27,061	24,992	112,124	90,972
Income from before income tax expense	76,648	78,412	326,083	371,766
Income tax (benefit) expense	(333)	213	8,011	702
Net income	$76,981	$78,199	$318,072	$371,064
Net income per common share:
Basic	$0.43	$0.48	$1.79	$2.33
Diluted	$0.43	$0.48	$1.75	$2.32
Weighted average number of common shares outstanding:
Basic	177,759	160,662	177,560	157,936
Diluted	179,675	163,173	180,897	158,771

Schedule II

KKR Financial Holdings LLC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$392,154	$313,829
Restricted cash and cash equivalents	399,620	571,425
Securities	922,603	932,823
Corporate loans, net (includes $317,332 and $463,628 loans held for sale as of December 31, 2011 and December 31, 2010, respectively)	6,443,399	6,321,444
Equity investments, at estimated fair value ($12,222 and $12,036 pledged as collateral as of December 31, 2011 and December 31, 2010, respectively)	189,845	99,955
Derivative assets	28,463	19,519
Interest and principal receivable	62,124	57,414
Other assets	209,020	102,003
Total assets	$8,647,228	$8,418,412
Liabilities
Collateralized loan obligation secured notes	$5,540,037	$5,630,272
Collateralized loan obligation junior secured notes to affiliates	365,848	366,124
Credit facilities	38,300	18,400
Convertible senior notes	299,830	344,142
Senior notes	250,676	—
Junior subordinated notes	283,517	283,517
Accounts payable, accrued expenses and other liabilities	24,680	14,193
Accrued interest payable	25,536	22,846
Accrued interest payable to affiliates	6,561	6,316
Related party payable	11,078	12,988
Derivative liabilities	125,333	76,566
Total liabilities	6,971,396	6,775,364
Shareholders’ Equity
Preferred shares, no par value, 50,000,000 shares authorized and none issued and outstanding at December 31, 2011 and December 31, 2010	—	—
Common shares, no par value, 500,000,000 shares authorized, and 178,145,482 and 177,848,565 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	—	—
Paid-in-capital	2,759,478	2,756,200
Accumulated other comprehensive (loss) income	(35,619)	133,596
Accumulated deficit	(1,048,027)	(1,246,748)
Total shareholders’ equity	1,675,832	1,643,048
Total liabilities and shareholders’ equity	$8,647,228	$8,418,412

Investor Relations Contact:
Angela Yang
415-315-6567
investor-relations@kkr.com

Media Contact:
Kristi Huller
212-750-8300
media@kkr.com